EXHIBIT 10.3

Summary of 2005 Executive Bonus Plan

On March 23, 2005, the Compensation Committee of the Board of Directors of Atheros Communications, Inc. approved the 2005 bonus plan for the Chief Executive Officer and other executive officers. The bonuses of the Chief Executive Officer and each executive officer will be based on Atheros’ achievement of certain financial and non-financial corporate performance objectives. The financial corporate performance objectives are specifically tied to corporate revenue, operating income and gross margin. The categories of the non-financial corporate performance objectives are market share, customer engagements and industry leadership, product development and operational excellence. There are three components for potential bonuses: first, a bonus of up to 25% of base salary (40% for the Chief Executive Officer) for the achievement of financial corporate performance objectives; second, a bonus of up to 10% of base salary (15% for the Chief Executive Officer) for the achievement of non-financial corporate performance objectives; and third, a bonus of up to 15% of base salary (45% for the Chief Executive Officer) for the achievement of higher levels of financial corporate performance objectives. These bonuses are expected to be paid annually.